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                                 EXHIBIT 10.43


                        WELSH, CARSON, ANDERSON & STOWE
                                320 PARK AVENUE
                                  SUITE 2500
                        NEW YORK, NEW YORK  10022-6815



                                                   TELEPHONE NO.
                                                  (212) 893-9500

                                                   FACSIMILE NO.
                                                  (212) 893-9575





                                August 8, 1996

Mr. Thomas A. Wilson
President & Chief Executive Officer
LineWorks, Inc.
2040 Fortune Drive
San Jose, CA 95131

Dear Tom:

    On behalf of the Board of Directors of Seer Technologies, Inc., this letter will confirm the terms of your appointment.

    Position:        President and Chief Executive Officer; member of the
                     Board of Directors

    Effective Date:  The week of August 12, 1996

    Salary: $280,000 per annum. The Company is on a September 30 fiscal year. Review in one year by the Compensation Committee of the Board. You will be entitled to twelve months of salary in the event of termination.

    Incentive
    Compensation:    50% to 100% of salary to be paid at the end of the fiscal
                     year. For the fiscal year ending September 30, 1997 the minimum bonus will be $140,000. After the first full fiscal year the bonus will be determined by the Compensation Committee which will evaluate the achievement of the annual operating plan to determine the annual bonus.

    Equity: -300,000 stock options priced as of the market closing price as of the date of acceptance. (Today's price $5.50). -100,000 stock options with an exercise price of $18.00 per share (the IPO price).

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                    The above options will vest over four years, 25% per year.
                    In the first year 25% will vest as long as employment continues through the end of the fiscal year, September 30, 1997. Thereafter vesting will occur based upon the achievement of the annual operating plan. Make up provisions for a missed year will be included.

                    In the event of a change of control prior to September 30, 1997 a minimum of 50% of the above options will vest.

     Moving
     Expenses:      Up to $125,000 allowance will be provided to reimburse you for any expenses associated with your move to the Cary, North Carolina area. The Company will provide you with a loan to be used as the equity payment for the purchase of a home in the Cary, North Carolina area. This loan will be repaid with the proceeds you receive from selling your California home.

     This letter cannot possible do an adequate job of explaining how enthusiastic the entire Board is about your agreeing to lead Seer. We believe that the situation is a superb matching of your impressive skills and the many opportunities and challenges facing the Company. We look forward to working with you to build a Company that will create significant shareholder value by becoming a fast-growing industry leader.

                              Sincerely,


                              /s/ Robert A. Minicucci
                              -----------------------
                              Robert A. Minicucci
                              Chairman
                              Board of Directors
                              Seer Technologies, Inc.

RAM/bg

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